Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2009 Financial Results

NASSAU, THE BAHAMAS, April 29, 2009 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2009.

Steiner Leisure's revenues for the first quarter ended March 31, 2009 decreased 14.3% to $117.1 million from $136.7 million during the comparable quarter in 2008. Net income for the first quarter ended March 31, 2009, was $7.9 million compared with $9.7 million for the same quarter in 2008.

Earnings per share for the first quarter ended March 31, 2009 was $0.54 per share, compared with $0.61 per share for the comparable quarter in 2008. The earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 124 cruise ships and in 50 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Ritz-Carlton, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, Starwood Hotels and Resorts and Westin Hotels and Resorts. Our Elemis Limited subsidiary manufactures its Elemis(r) brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis, as well as other Steiner products, including La Therapie(r), Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EDT) on Thursday, April 30, 2009. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, April 30, 2009 (approximately 3 hours after the call takes place) until Thursday, May 7, 2009 at approximately 5:00 pm. You may reach it by dialing (203) 369-0167 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2009	2008
Revenues:
Services	$83,338	$91,163
Products	33,809	45,553
Total revenues	117,147	136,716

Cost of Sales:
Cost of services	67,483	73,884
Cost of products	25,029	33,393
Total cost of sales	92,512	107,277
Gross profit	24,635	29,439

Operating Expenses:
Administrative	6,311	8,122
Salary and payroll taxes	9,616	10,755
Total operating expenses	15,927	18,877
Income from operations	8,708	10,562

Other Income (Expense):
Interest expense	(38)	(100)
Other income	114	138
Total other income (expense)	76	38

Income before provision for income taxes	8,784	10,600

Provision for income taxes	841	897

Net income	$7,943	$9,703
Income per share:
Basic	$0.55	$0.62
Diluted(1)	$0.54	$0.61

Weighted average shares outstanding:
Basic	14,516	15,736
Diluted	14,591	15,915

Notes:

  Considers the impact of outstanding stock options of a subsidiary's common stock of $105,000 and $3,000 as of March 31, 2009 and 2008, respectively.

STATISTICS

	First Quarter Ended
	March 31,
	2009	2008

Average number of ships served[1]:	126	128
Spa	97	96
Non-Spa	29	32

Average total number of staff on ships served:	2,085	2,008
Spa	1,871	1,772
Non-Spa	214	236

Revenue per staff per day[2]:	$391	$471
Spa	$409	$493
Non-Spa	$237	$303

Average weekly revenues:	$45,437	$51,895
Spa	$55,416	$64,073
Non-Spa	$12,217	$15,595

Average number of land-based spas served[3]	50	54

Average weekly land-based spas revenues	$23,718	$29,470

Total schools revenues	$14,705,000	$11,732,000

Total wholesale and retail product revenues	$13,768,000	$18,080,000

_____________

1 Average number of ships served reflects the fact that during the periods ships were in and out of service and, accordingly, the number of ships served during the periods varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened and closed and, accordingly, the number of spas served during the period varied.